Exhibit 10.2

FORM OF MANAGEMENT AGREEMENT

by and between

QUADRA REALTY TRUST, INC.

and

HYPO REAL ESTATE CAPITAL CORPORATION

Dated as of February [    ], 2007

MANAGEMENT AGREEMENT, dated as of February [    ], 2007, by and between Quadra Realty Trust, Inc., a Maryland corporation (the “Company”) and Hypo Real Estate Capital Corporation, a Delaware corporation (the “Manager”).

W I T N E S S E T H:

WHEREAS, the Company is a newly formed corporation which intends to invest primarily in a diversified portfolio of commercial mortgage investments, commercial real estate and other related products and intends to qualify as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company desires to retain the Manager to manage the business and investment affairs of the Company and its Subsidiaries and to perform services for the Company in the manner and on the terms set forth herein and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions. (a) The following terms shall have the meanings set forth in this Section 1(a):

“Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer or general partner of such other Person, and (iii) any legal entity for which such Person acts as an executive officer or general partner.

“Agreement” means this Management Agreement, as amended, supplemented or otherwise modified from time to time.

“Automatic Renewal Term” has the meaning set forth in Section 10(b) hereof.

“Base Management Fee” means the base management fee, calculated and payable monthly in arrears, in an amount equal to one-twelfth of 1.75% of Equity.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Change in Control of the Manager” shall be deemed to have occurred: (a) if any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than an Affiliate of Hypo Real Estate Holding AG, in a single transaction or in a related series of transactions, becomes the beneficial owner, directly or indirectly, of securities of the Manager representing more than 50% of the aggregate voting power of all classes of the Manager’s then outstanding voting securities (provided, however, no change in the ownership of Hypo Real Estate Holding AG shall be deemed to be a “Change of Control” for purposes of this Agreement) or (b) upon approval by all requisite parties of (i) a plan of merger, consolidation, share exchange, business combination or similar transaction between the Manager and an entity (other than an Affiliate of the Manager that executes this Agreement and agrees to bound by the provisions hereof), or (ii) a proposal with respect to the sale, lease, transfer, exchange or other disposal of all, or substantially all, of the Manager’s assets to an entity (other than an Affiliate of the Manager that executes this Agreement and agrees to be bound by the provisions hereof).

“Claim” has the meaning set forth in Section 8(c) hereof.

“Closing Date” means the date of closing of the Initial Public Offering.

“Code” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.001, of the Company.

“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.

“Conduct Policies” has the meaning set forth in Section 2(k) hereof.

“Confidential Information” has the meaning set forth in Section 5 hereof.

“Conflicts of Interest Policy” means the conflicts of interests policy for the Company and the Manager, a copy of which is attached hereto as Exhibit A, as the same may amended, restated, modified, supplemented or waived by the Board of Directors as specified therein.

“Effective Termination Date” has the meaning set forth in Section 10(c) hereof.

“Equity” means, for purposes of calculating the Base Management Fee, the month-end value, computed in accordance with GAAP, of the Company’s stockholders’ equity (including common stock and preferred stock), adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Funds From Operations” means net income (computed in accordance with GAAP), excluding gains (losses) from debt restructuring and gains (losses) from sales of property, plus depreciation and amortization on real estate assets and non-cash equity compensation expense, and after adjustments for unconsolidated partnerships and joint ventures; provided, that, for the purposes of determining the Incentive Fee, the foregoing calculation of Funds From Operations shall be adjusted to exclude one-time events pursuant to changes in GAAP and may be adjusted to exclude other non-cash charges after discussion between the Manager and the Independent Directors and approval by the majority of the Independent Directors in the case of non-cash charges.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership or the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended.

“Incentive Fee” means an incentive management fee calculated and payable each fiscal quarter in arrears in an amount, not less than zero, equal to the difference between (x) the product of: (i) 25% of the dollar amount by which (a) Funds From Operations (after the Base Management Fee and before the Incentive Fee) of the Company for the previous 12-month period per share of Common Stock (based on the weighted average number of shares outstanding for such 12-month period) exceed (b) an amount equal to (1) the weighted average of the price per share of Common Stock issued in the Initial Public Offering and the prices per share of Common Stock issued in any subsequent offerings by the Company, multiplied by (2) the greater of (A) 9.00% or (B) 3.00% plus the Ten-Year U.S. Treasury Rate for such 12-month period, multiplied by (ii) the weighted average number of shares of Common Stock outstanding during such 12-month period less (y) the sum of any Incentive Fees paid to the Manager with respect to the first three quarters of such 12-month period. Notwithstanding the foregoing, prior to the first anniversary of the date of this Agreement, the incentive fee shall be calculated in the aforesaid manner except that the relevant measuring period shall be the period from date of this Agreement through the end of most recent quarter.

“Incentive Fee Computation Notice” has the meaning set forth in Section 6(e) hereof.

“Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Independent Director” means a member of the Board of Directors who is “independent” in accordance with the Company’s Governing Instruments and the rules of the NYSE or such other securities exchange on which the shares of Common Stock are listed.

“Initial Public Offering” means the sale by the Company of up to [                    ] shares in the initial public offering of the Company registered with the SEC.

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the Company’s investment guidelines, a copy of which is attached hereto as Exhibit B, as the same may amended, restated, modified, supplemented or waived by the Board of Directors as specified therein.

“Last Appraiser” has the meaning set forth in Section 6(h) hereof.

“Losses” has the meaning set forth in Section 8(a) hereof.

“Management Fee Payment” has the meaning set forth in Section 6(d) hereof.

“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(d) hereof.

“NYSE” means the New York Stock Exchange, Inc.

“Permitted Disclosure Parties” has the meaning set forth in Section 5 hereof.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any subsidiary of the Company and any partnership, the general partner of which is the Company or any subsidiary of the Company, and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

“Ten-Year U.S. Treasury Rate” means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board in publication H.15, or any successor publication, during a 12-month period, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each Business Day during such 12-month period, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each Business Day in each such 12-month period in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

“Termination Fee” means a termination fee equal to two (2) times the sum of the Base Management Fee and the Incentive Fee, both as earned by the Manager during the 12-month period immediately preceding the most recently completed calendar quarter prior to the date of termination.

“Termination Notice” has the meaning set forth in Section 10(c) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(c) hereof.

“Valuation Notice” has the meaning set forth in Section 6(h) hereof.

(b) As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under United States generally accepted accounting principles.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager. (a) The Company hereby appoints the Manager to manage the investments and day-to-day operations of the Company and its Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of, and such further limitations or parameters as may be imposed from time to time by, the Board of Directors. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 7 hereof. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, in accordance with the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties.

(b) The Manager, in its capacity as manager of the investments and the day-to-day operations of the Company, at all times will be subject to the supervision and direction of the Board of Directors and will have only such functions and authority as the Board of Directors may delegate to it, including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company as may be appropriate, which may include, without limitation:

(i) serving as the Company’s consultant with respect to the periodic review of investment criteria and parameters for investments, borrowings and operations (including, without limitation, the Investment Guidelines and Conflicts of Interest Policy, any modifications to which shall be approved by a majority of the Independent Directors) and other policies and recommendations with respect thereto for approval by the Board of Directors;

(ii) serving as the Company’s consultant with respect to the identification, investigation, evaluation, analysis, selection, purchase, origination, negotiation, structuring, monitoring and disposition of the Company’s investments, including the accumulation of assets for securitization;

(iii) serving as the Company’s consultant with respect to decisions regarding any financings, securitizations, hedging activities or borrowings undertaken by the Company or its Subsidiaries, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, (2) advising the Company with respect to obtaining appropriate warehouse or other financings for its investments and (3) advising the Company with respect to and structuring long-term financing vehicles for the Company’s investments, and advising the Company with respect to offering and selling securities publicly or privately in connection with any such structured financing;

(iv) serving as the Company’s consultant with respect to arranging for the issuance of mortgage backed securities from pools of mortgage loans or mortgage backed securities owned by the Company;

(v) representing and making recommendations to the Company in connection with the purchase and finance and commitment to purchase and finance investments;

(vi) with respect to any prospective investment by the Company and any sale, exchange or other disposition of any investment by the Company, conducting negotiations on behalf of the Company with real estate brokers, sellers and purchasers and their respective agents, representatives and investment bankers and owners of privately and publicly held real estate companies;

(vii) providing the Company with portfolio management, asset servicing and loan servicing, including enforcing rights, exercising remedies, granting consents, and taking other actions on behalf of the Company in respect of the Company’s investments;

(viii) engaging and supervising, on behalf of the Company and at the Company’s expense, independent contractors that provide real estate, investment banking, mortgage brokerage, securities brokerage, appraisal, engineering, environmental, seismic, insurance, legal, accounting, transfer agent, registrar, leasing, master servicing, special servicing, due diligence and such other services as may be required relating to the Company’s operations or investments (or potential investments);

(ix) coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(x) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(xi) performing and supervising the performance of administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the services in respect of any of the Company’s incentive plans, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

(xii) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(xiii) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xiv) evaluating and recommending to the Company hedging strategies and engaging in hedging activities on behalf of the Company, consistent with such strategies, as so modified from time to time, with the Company’s qualification as a REIT and with the Investment Guidelines;

(xv) counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations promulgated thereunder;

(xvi) counseling the Company regarding the maintenance of its exemption from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exemption;

(xvii) making available to the Company the Manager’s knowledge and experience with respect to mortgage loans, real estate, real estate securities, other real estate-related assets and non-real estate related assets and real estate operating companies;

(xviii) furnishing reports and statistical and economic research to the Company regarding the activities and services performed for the Company or its Subsidiaries, if any, by the Manager;

(xix) monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xx) investing and re-investing any monies and securities of the Company (including in short-term investments, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company) and advising the Company as to its capital structure and capital-raising activities;

(xxi) causing the Company to retain qualified accountants and legal counsel, as applicable, to (i) assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries and (ii) conduct quarterly compliance reviews with respect thereto;

(xxii) causing the Company to qualify to do business in all jurisdictions in which such qualification is required and to obtain and maintain all appropriate licenses;

(xxiii) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act and the Securities Act or by the NYSE;

(xxiv) taking all necessary actions to enable the Company and any Subsidiaries to make required tax filings and reports, including soliciting stockholders for required information to the extent necessary under the Code and Treasury Regulations applicable to REITs;

(xxv) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations;

(xxvi) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the Company;

(xxvii) using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxviii) performing such other services as may be required from time to time for the management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxix) using commercially reasonable efforts to cause the Company to comply with all applicable laws.

(c) The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of accountants, legal counsel, appraisers, insurers

(including title insurers), surveyors, engineering, environmental and seismic consultants, insurance consultants and brokers, public relations and marketing consultants, information technology consultants, investment relations advisers, securities brokers, mortgage brokers, transfer agents, registrars, financial printers, developers, investment banks, financial advisors, internal audit service providers, banks and other lenders, consultants, agents, contractors, vendors, advisors and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

(d) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely affect the qualification of the Company as a REIT under the Code or the Company’s status as an entity excluded from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any action by the Board of Directors, the Manager shall promptly notify the Board of Directors if it is the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company, the Board of Directors, or the Company’s stockholders for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 8 of this Agreement.

(e) The Company (including the Board of Directors) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, NYSE, Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors, as applicable, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

(f) Reporting Requirements. (i) As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board of Directors, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, with respect to any investment, reports and other information with respect to such investment as may be reasonably requested by the Company.

(ii) The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(iii) The Manager shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board of Directors.

(g) Directors, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, agents, nominees or signatories for the Company, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such Persons shall indicate in what capacity they are executing on behalf of the Company. Without limiting the foregoing, but subject to Section 12 below, the Manager will provide the Company with a management team, including a Chief Executive Officer, Chief Financial Officer and Chief Operating Officer or similar positions, along with appropriate support personnel to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(h) The Manager shall provide personnel for service on an investment or similar type of committee.

(i) The Manager shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage.

(j) The Manager shall provide such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE and as otherwise reasonably requested by the Company or its Board of Directors from time to time.

(k) The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics, Policy on Insider Trading and Communications Policy (collectively, the “Conduct Policies”) and agrees to require its employees who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold employees of Manager to at least the standards of conduct set forth in the Conduct Policies.

(l) The Manager has adopted compliance policies and procedures with respect to “KYC” (know your customer), “CIP” (customer identification program), anti-money laundering, suspicious activity reporting and certain other financial institution compliance matters with respect to the lending activities, funds transfers activities, account opening activities and accounts payable activities. In the performance of services to the Company hereunder, the Manager shall apply the same or equivalent policies and procedures to the corresponding activities of the Company.

Section 3. Additional Activities of the Manager; Non-Solicitation; Restrictions. (a) Except as provided in the last sentence of this Section 3(a) and subject to the provisions of Section 12(iv), the Conflicts of Interest Policy and the Investment Guidelines, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others. The Company shall have the benefit of the Manager’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

(b) During the term of this Agreement and for a period of one (1) year after the expiration or termination of this Agreement, except if such termination of this Agreement is (i) by the Manager or (ii) by the Company, pursuant to Section 12, for cause not arising from the act or omission of any person to whom the Company extends any offer of employment, the Company shall not, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any Affiliate or any person who has been in the employ of the Manager or an Affiliate at any time within the one (1) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company. The Company acknowledges and agrees that, in addition to any damages the Manager shall be entitled to equitable relief for any violation of this agreement by the Company, including, without limitation, injunctive relief.

Section 4. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 5. Records; Confidentiality. (a) The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, employees, agents, representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”) , (iii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors, (iv) to governmental officials having jurisdiction over the Company, (v) as requested by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of the Company. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is, in the opinion of counsel, required to disclose Confidential Information, the Manager may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Manager agrees to exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager, (B) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third-party without breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for a period of one year.

(b) The Company shall keep confidential any and all Confidential Information and shall not use Confidential Information except in furtherance of the terms of this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers or directors who need to know such Confidential Information for the purpose of fulfilling the Company’s obligations hereunder (collectively, “Company

Permitted Disclosure Parties”), (ii) as requested by law or legal process to which the Company or any Person to whom disclosure is permitted hereunder is a party, or (iii) with the consent of the Manager. The Company agrees to (i) inform each of its Company Permitted Disclosure Parties of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof and (ii) not disclose any Confidential Information to its Company Permitted Disclosure Parties upon the expiration or nonrenewal of this Agreement in accordance with Section 10. Nothing herein shall prevent the Company from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that the Company will provide the Manager with prompt written notice of such order, request or demand so that the Manager may seek an appropriate protective order and/or waive the Company’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Company is, in the opinion of counsel, required to disclose Confidential Information, the Company may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Company agrees to exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Company, (B) is released in writing by the Manager to the public or to persons who are not under similar obligation of confidentiality to the Manager, or (C) is obtained by the Company from a third-party without breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. For the avoidance of doubt, information about the systems, employees, policies, procedures and investment portfolio (other than investments in which the Company and Manager have co-invested) shall be deemed to be included within the meaning of “Confidential Information” for purposes of the Company’s obligations pursuant to this Section 5(b).

Section 6. Compensation. (a) For the services rendered under this Agreement, the Company shall pay to the Manager the Base Management Fee and the Incentive Fee.

(b) The parties acknowledge that the Base Management Fee is intended to compensate the Manager for the costs and expenses of its executive officers and employees (and certain related overhead not otherwise reimbursable under Section 7 below) incurred in providing to the Company the investment advisory services and certain general management services rendered under this Agreement.

(c) The Manager will not receive any compensation for the period prior to the Closing Date other than expenses incurred and reimbursed pursuant to the provisions of Section 7 hereunder.

(d) The Base Management Fee shall be payable in arrears in cash, in monthly installments commencing with the month in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such month that this

Agreement was in effect), and the Manager shall calculate each installment thereof, and deliver such calculation to the Board of Directors, within fifteen (15) days following the last day of each calendar month. The Company shall pay the Manager each installment of the Base Management Fee (each, a “Management Fee Payment”) within five (5) business days after the date of delivery to the Board of Directors of such computations.

(e) The Manager shall compute each installment of the Incentive Fee within 45 days after the end of the calendar quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment (the “Incentive Fee Computation Notice”) shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Incentive Fee shown therein shall be due and payable within ten (10) business days after the date of delivery to the Board of Directors of such computations.

(f) The Manager may elect to receive up to ten percent (10%) of the Incentive Fee (subject to restrictions under securities laws and the NYSE and to the remaining provisions of this Section 6(f) and the provisions of Sections 6(g), 6(h) and 6(i)) in shares of Common Stock in the Incentive Fee Computation Notice and the remainder thereof shall be paid in cash. For purposes of this computation, Common Stock includes shares issued and outstanding (whether vested or unvested or forfeiture or non-forfeitable) and shares to be issued upon exercise of outstanding stock options (whether such options are exercisable or nonexercisable). The Manager’s receipt of shares of Common Stock in accordance herewith shall be subject to all applicable securities exchange rules and securities laws (including, without limitation, prohibitions on insider trading). All shares of Common Stock paid to the Manager as Incentive Fee will be fully vested upon issuance; provided, that the Manager agrees not to sell such shares of Common Stock for a period of one (1) year from the date the Incentive Fee being paid in Common Stock became due and payable. Notwithstanding such restriction and subject to compliance with all applicable securities laws (including, without limitation, prohibitions on insider trading), the Manager shall have the right to allocate such shares in its sole and absolute discretion to its officers, employees and other individuals who provide services to it at any time. In addition, the foregoing restrictions regarding the sale of such shares shall terminate upon termination of this Agreement.

(g) Shares of Common Stock payable as the Incentive Fee shall be valued as follows:

(i) if such shares are traded on a securities exchange, the value shall be deemed to be the closing price of the shares on such exchange on the Business Day prior to the issuance of such shares;

(ii) if such shares are actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sales price, as applicable, on the Business Day prior to the issuance of such shares; and

(iii) if there is no active public market for such shares, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors (including a majority of the Independent Directors) of the Company.

(h) If at any time the Manager shall, in connection with a determination of fair market value made by the Board of Directors, (i) dispute such determination in good faith by more than five percent (5%), and (ii) such dispute cannot be resolved between the Independent Directors and the Manager within ten (10) business days after the Manager provides written notice to the Company of such dispute (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of recognized standing selected jointly by the Independent Directors and the Manager within not more than twenty (20) days after the Valuation Notice. In the event the Independent Directors and the Manager cannot agree with respect to such selection within the aforesaid twenty (20) day time-frame, the Independent Directors shall select one such independent appraiser and the Manager shall select one independent appraiser within five (5) business days after the expiration of the twenty (20) day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five (5) business days after their selection. Any valuation decision made by the Last Appraiser shall be deemed final and binding upon the Board of Directors and the Manager and shall be delivered to the Manager and the Company within not more than fifteen (15) days after the selection of the Last Appraiser. The expenses of the appraisal shall be paid by the party with the estimate which deviated the furthest from the final valuation decision made by the appraisers.

Section 7. Expenses of the Company. (a) The Manager shall be responsible for employment expenses of the Manager’s employees (including the officers of the Company who are also employees of the Manager), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel.

(b) The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates incurred on behalf of the Company, excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 7(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

(i) all costs and expenses associated with the formation and capital raising activities of the Company and its Subsidiaries, if any, including, without limitation, the costs and expenses of the preparation of the Company’s registration statements, any and all costs and expenses of an initial public offering of the Company, any subsequent offerings and any filing fees and costs of being a public company, including, without limitation, filings with the SEC, the National Association of Securities Dealers, Inc. and the NYSE (and any other exchange or over-the-counter market), among other such entities;

(ii) all costs and expenses in connection with the acquisition, disposition, development, protection, maintenance, financing, hedging, administration and ownership of the Company’s or any Subsidiary’s investment assets, including, without limitation, costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, to provide such services, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned or leased by the Company or any Subsidiary;

(iii) all legal, audit, accounting, consulting, underwriting, brokerage, listing, filing, custodian, transfer agent, rating agency, registration and other fees and charges, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s or any Subsidiary’s equity securities or debt securities;

(iv) all costs and expenses in connection with legal, accounting, due diligence, asset management, securitization, property management, leasing tasks and other services that outside professionals or outside consultants perform;

(v) all expenses relating to communications to holders of equity securities or debt securities issued by the Company or any Subsidiary and the other third party services utilized in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies (including, without limitation, the SEC), including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s or any Subsidiary’s securities and the cost of any reports to third parties required under any indenture to which the Company or any Subsidiary is a party;

(vi) all costs and expenses of money borrowed by the Company or its Subsidiaries, if any, including, without limitation, principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans, repurchase facilities and other indebtedness of the Company and its Subsidiaries, if any (including commitment fees, legal fees, closing and other costs);

(vii) all taxes and license fees applicable to the Company or any Subsidiary, including interest and penalties thereon;

(viii) all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents engaged by the Company or any Subsidiary or by the Manager for the account of the Company or any Subsidiary;

(ix) all insurance costs incurred by the Company or any Subsidiary, including, without limitation, any costs to obtain liability or other insurance to indemnify the Manager and underwriters of any securities of the Company;

(x) all costs and expenses relating to the acquisition of, and maintenance and upgrades to, the Company’s portfolio accounting systems;

(xi) all compensation and fees paid to directors of the Company or any Subsidiary (excluding those directors who are also officers or employees of the Manager), all expenses of directors of the Company or any Subsidiary (including those directors who are also employees of the Manager), the cost of directors and officers liability insurance and premiums for errors and omissions insurance, and any other insurance deemed necessary or advisable by the Board of Directors for the benefit of the Company and its directors and officers (including those directors who are also employees of the Manager);

(xii) all third-party legal, accounting and auditing fees and expenses and other similar services relating to the Company’s or any Subsidiary’s operations (including, without limitation, all quarterly and annual audit or tax fees and expenses);

(xiii) all third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company, or which the Company is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;

(xiv) subject to Section 8 below, any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

(xv) all travel and related expenses of directors, officers and employees of the Company and the Manager, incurred in connection with attending meetings of the Board of Directors or holders of securities of the Company or any Subsidiary or performing other business activities that relate to the Company or any Subsidiary, including, without limitations, travel and expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any investment or potential investment of the Company; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company;

(xvi) all expenses of organizing, modifying or dissolving the Company or any Subsidiary and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of the Company or its Subsidiaries, if any;

(xvii) all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of holders of the securities of the Company or any Subsidiary, including, without limitation, in connection with any dividend reinvestment plan;

(xviii) all costs and expenses related to the design and maintenance of the Company’s web site or sites and associated with any computer software, hardware or information technology services that is used primarily for the Company;

(xix) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company;

(xx) the costs and expenses incurred with respect to administering the Company’s incentive plans;

(xxi) all other expenses actually incurred by the Manager or its Affiliates or their respective officers, employees, representatives or agents, or any Affiliates thereof, which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement (including, without limitation, any fees or expenses relating to the Company’s compliance with all governmental and regulatory matters);

(xxii) rent (including disaster recovery facilities costs and expenses), telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the Company’s operations; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company, which for the first twelve (12) months from the date hereof shall not exceed $2 million; and

(xxiii) all other expenses of the Company or any Subsidiary relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments that are not the responsibility of the Manager under Section 8(a) of this Agreement.

(c) Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Manager pursuant to this Section 7(c) within ten (10) days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8. Limits of the Manager’s Responsibility. (a) The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Conflicts of Interest Policy and the Investment Guidelines. The Manager and its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates, will not be liable to the Company, any Subsidiary of the Company, the Board of Directors, or the Company’s stockholders for any acts or omissions by the Manager, its officers, employees or its

Affiliates, performed in accordance with and pursuant to this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and, in respect of any such Manager Indemnified Party, not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the directors, officers and stockholders of the Company and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.

(c) In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Section. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to defend (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.

(d) The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10. Term; Renewal.

(a) Initial Term. This Agreement shall become effective on the Closing Date and shall continue in operation, unless terminated in accordance with the terms hereof, until June 30, 2009 (the “Initial Term”).

(b) Automatic Renewal Terms. After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 10(c) of this Agreement.

(c) Nonrenewal of this Agreement Without Cause. Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term and upon 180 days’ prior written notice to the Manager or the Company (the “Termination Notice”), either the Company (with the consent of the majority of the Independent Directors) or the Manager may, without cause, in connection with the expiration of the Initial Term or any Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”). If the Company issues the Termination Notice, the Company shall be obligated to (i) specify the reason for nonrenewal in the Termination Notice and (ii) pay the Manager the Termination Fee before or on the last day of the Initial Term or Automatice Renewal Term (the “Effective Termination Date”). In the event of a Termination Without Cause, nonrenewal of this Agreement shall be without any further liability or obligation of either party to the other, except as provided in Section 14 of this Agreement. In the event of any Termination Without Cause, after delivery of the Termination Notice, the Manager shall thereafter have the authority to invest only such capital that represents the return of capital resulting from the liquidation or repayment of Company investments existing at the time of the Termination Notice, and subject to the Investment Guidelines and all other existing investment and other policies of the Company. The Manager shall cooperate with the

Company in executing an orderly transition of the management of the Company’s assets to a new manager. The Company may terminate this Agreement for cause pursuant to Section 12 of this Agreement even after a Termination Without Cause and no termination fee shall be payable.

(d) Unfair Manager Compensation. Notwithstanding the provisions of subsection (c) above, if the reason for nonrenewal specified in the Company’s Termination Notice is that a majority of the Independent Directors have determined that the Base Management Fee or the Incentive Fee payable to the Manager is unfair, the Company shall not have the foregoing nonrenewal right in the event the Manager agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at a fee that the majority of the Independent Directors determine to be fair; provided, however, the Manager shall have the right to renegotiate the Base Management Fee and/or Incentive Fee, by delivering to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Base Management Fee and/or Incentive Fee. Thereupon, the Company and the Manager shall endeavor to negotiate the Base Management Fee and/or Incentive Fee in good faith. Provided that the Company and the Manager agree to a revised Base Management Fee, Incentive Fee, or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Base Management Fee, Incentive Fee, or other compensation structure shall be the revised Base Management Fee, Incentive Fee, or other compensation structure then agreed upon by the Company and the Manager. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Base Management Fee, Incentive Fee, or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to a revised Base Management Fee, Incentive Fee, or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date.

(e) Nonrenewal for Underperformance. In the event that, at any time from and after March 31, 2011, (i) the dollar amount by which Funds From Operations (after the Base Management Fee and before the Incentive Fee) for the previous 24-month period per share of the Company’s Common Stock (based on the weighted average number of shares outstanding for such 24-month period) is (ii) less than the 10-year U.S. Treasury Rate during such 24-month period multiplied by the weighted average of the price per share of Common Stock issued in the Initial Public Offering and the prices per share of Common Stock issued in any subsequent offerings by the Company, multiplied by two, the Board of Directors may elect to propose an action for the next annual stockholders’ meeting not to renew this Agreement as a result of underperformance by the Manager. For the purpose of the calculation set forth in this Section 10(e), the Ten-Year U.S. Treasury Rate shall be calculated using a 24-month period. In the event that the holders of a majority of the Company’s outstanding Common Stock vote to not renew this Agreement at such annual meeting, this Agreement shall expire as of the then current expiration date and the Manager will be paid a termination fee equal to 1% of Equity on such expiration date.

Section 11. Assignments. (a) This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may (i) assign this Agreement to an Affiliate of the Manager that is a successor to the Manager by reason of a restructuring or other internal reorganization among the Manager and any one or more of its Affiliates without the consent of the majority of the Independent Directors and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance. Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(b) This Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Company, unless such assignment is consented to in writing by the Manager. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Company is bound. In addition, the assignee shall execute and deliver to the Manager a counterpart of this Agreement.

Section 12. Termination of the Manager for Cause. At the option of the Company and at any time during the term of this Agreement, this Agreement shall be and become terminated upon 60 days’ written notice of termination from the Board of Directors to the Manager, without payment of the Termination Fee, if any of the following events shall occur, which shall be determined by a majority of the Board of Directors:

(i) the Manager shall commit any act of fraud, misappropriation of funds, or embezzlement against the Company in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of the board of directors or executive officers of the Manager) or shall be grossly negligent in the performance of its duties under this Agreement (including such action or inaction by the Manager which materially impairs the Company’s ability to conduct its business);

(ii) the Manager shall fail to provide adequate or appropriate personnel necessary for the Manager to originate investment opportunities for the Company and to manage and develop the Company’s portfolio; provided, that such default has continued uncured for a period of sixty (60) days after written notice thereof, which notice shall contain a request that the same be remedied.

(iii) the Manager shall commit a material breach of any provision of this Agreement (including the failure of the Manager to use reasonable efforts to comply with the Company’s Conflicts of Interest Policy and Investment Guidelines); provided, that such default has continued uncured for a period of sixty (60) days after written notice thereof, which notice shall contain a request that the same be remedied.

(iv) the Manager raises, sponsors, forms or advises any new investment fund, company or vehicle, including any REIT, that invests primarily in commercial mortgage loans or other commercial real estate loans, such as mezzanine loans (but specifically excluding commercial mortgage-backed securities and other similar pass through securities) in the United States;

(v)(A) the Manager shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Manager shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against the Manager any case, proceeding or other action of a nature referred to in clause (A) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of 90 days; or (C) the Manager shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A) or (B) above; or (D) the Manager shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(vi) upon the conviction (including a plea of nolo contendere) of the Manager of a felony or the entry of any order or consent decree by any state or federal regulatory agency or authority, or the settlement by the Manager with any such regulatory agency or authority, whether or not such order, consent decree or settlement involves the admission or denial of liability, with respect to or arising out of any regulatory proceeding where the subject matter of the regulatory proceeding involves conduct of the Manager in the course of conducting its business as contemplated by this Agreement;

(vii) upon a Change of Control in the Manager, at any point during the six (6) months following such Change of Control; or

(viii) upon the dissolution of the Manager.

If any of the events specified above shall occur, the Manager shall give prompt written notice thereof to the Board of Directors.

Section 13. Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated or not renewed pursuant to Section 10, the Termination Fee. Upon any such termination, the Manager shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company and any Subsidiaries; and

(c) deliver to the Board of Directors all property and documents of the Company and any Subsidiaries then in the custody of the Manager.

Section 14. Release of Money or Other Property Upon Written Request.

The Manager agrees that any money or other property of the Company (which such term, for the purposes of this Section, shall be deemed to include any and all of its Subsidiaries, if any) held by the Manager shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than 60 days following such request. Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board of Directors, or the Company’s stockholders or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section. The Company shall indemnify the Manager, its directors, officers, stockholders, employees and agents against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 8 of this Agreement.

Section 15. Representations and Warranties. (a) The Company hereby represents and warrants to the Manager as follows:

(i) The Company is duly organized, validly existing and in good standing under the laws of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole.

(ii) The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager hereby represents and warrants to the Company as follows:

(i) The Manager is duly organized, validly existing and in good standing under the laws of Delaware, has the corporate power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii) The Manager has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 16. Miscellaneous. (a) Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 16):

The Company:	Quadra Realty Trust, Inc. c/o Hypo Real Estate Capital Corporation 622 Third Avenue New York, New York 10017 Attention: Chief Financial Officer Fax:

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attention: David J. Goldschmidt, Esq. Fax: (212) 735-2000

The Manager:	Hypo Real Estate Capital Corporation 622 Third Avenue New York, New York 10017 Attention: Chief Executive Officer Fax:

with a copy to:	Hypo Real Estate Capital Corporation 622 Third Avenue New York, New York 10017 Attention: Chief Legal Officer Fax: (212) 671-6368

(b) Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

(c) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d) Amendments. This Agreement, nor any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(E) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g) Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

(h) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i) Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matter incident thereto.

(j) Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(k) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(l) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto have executed this Management Agreement as of the date first written above.

QUADRA REALTY TRUST, INC.

By:
Name:
Title:

By:
Name:
Title:

HYPO REAL ESTATE CAPITAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Exhibit A

Conflicts of Interest Policy

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Management Agreement, dated as of February [    ], 2007, as may be amended from time to time (the “Management Agreement”), by and between Quadra Realty Trust, Inc. (the “Company”) and Hypo Real Estate Capital Corporation (the “Manager”).

Special Provisions Relating to Allocation of Opportunities, Co-Investments and Certain Shared Services:

1. The Manager and the Company agree that Company shall have a right of first offer with respect to all assets originated by or presented to the Manager with one or more of the following characteristics, regardless of how such asset is originated or otherwise identified by the Manager, unless otherwise specified below:

(a) any commercial mortgage whole loan with a total principal amount of $20 million or less, except for fixed rate loans originated for securitization;

(b) any investment opportunity which constitutes equity or preferred equity;

(c) any below-investment grade real estate securities, including collateralized debt obligations;

(d) any (1) B Notes or other subordinated loan tranches created by the Manager in whole loans originated by the Manager and (2) mezzanine loans originated by the Manager in connection with any mortgage loan originated by the Manager, to the extent the Manager does not elect to retain such subordinated portion or mezzanine loan;

(e) 25% of any other B Note, subordinated loan tranche or mezzanine loan not originated by the Manager which, when aggregated with more senior debt secured (directly or indirectly) by the applicable underlying real estate asset, exceeds 75% of the value of such underlying real estate asset at origination;

(f) a pari passu portion of any senior mortgage loan originated or sourced by the Manager, equal to 50% of the portion of the principal amount of the mortgage loan in excess of 75% of the value of the underlying real estate asset that secures the mortgage loan;

(g) 50% of any discounted notes or sub-performing or distressed assets purchased or sourced by the Manager; and

(h) the first $25 million (or such lesser amount as the Manager elects to syndicate) of any pari passu portion of any commercial mortgage loan, B Note or mezzanine loan that the Manager originates and elects to syndicate.

2. The Manager and the Company additionally agree that the Company shall have the right to invest in any commercial real estate mortgage or real estate related asset which the Manager elects not to invest in for any reason, including failure to satisfy the Manager’s investment criteria or concentration issues.

3. The Manager and Company additionally agree that, unless otherwise approved by the Investment Oversight Committee, all investments of the Company shall be in accordance with the Investment Guidelines and the following terms and conditions:

(a) The Company shall not purchase from, or co-invest (i.e., co-originate or co-purchase from an unaffiliated third party) with, the Manager or any of its Affiliates unless (A) if the co-investment is made on a pari passu basis, the economic terms (exclusive of any administrative fees payable to the Manager as agent) shall be at least as favorable to the Company as to the Manager or such Affiliate and (B) if the co-investment results in the Manager and the Company holding Debt Tranches (defined below) of different priorities, the terms of the Company’s Debt Tranche (defined below), (1) if purchased in the secondary market from an unaffiliated third party, shall be upon such terms as are offered by such third party and (2) if purchased or part of a co-origination with the Manager, (y) shall, if there is one or more third party participants in the Company’s Debt Tranche, be upon terms no less favorable than the most favored third party participant in the Company’s Debt Tranche and (z) shall, if there are no other participants in the Company’s Debt Tranche, be upon then current market terms for similar investments purchased in arms length transactions as reasonably determined by the Manager based upon third party bids received or published market data; provided, however, in the event that third party bids or published market data is not available to the Manager, any investment pursuant to this Section 3(a) shall require the consent of the Company’s investment oversight committee (the “Investments OversightCommittee”); and

(b) All investments the Company purchased from the Manager or any of its Affiliates more than one (1) year after the date of origination or purchase by the Manager or any of its Affiliates shall require the consent of the Investment Oversight Committee.

4. In the event that the (i) Company shall invest in a loan (or portion of a loan) that is secured (directly or indirectly) by the same underlying real estate asset that secures a loan (or tranche or other portion of a loan) of a different priority held by the Manager or (ii) the Manager or the Company holds a preferred equity interest in a real estate asset that (directly or indirectly) secures a loan in which the other party hereto has an interest (each such loan, loan tranche or other loan portion, or preferred equity interest being a “Debt Tranche”), then, if each of the Manager and the Company holds a majority of its respective Debt Tranche, the Investment Oversight Committee may, upon the occurrence of (1) a material default in respect of the Debt Tranche in which the Company holds an interest (the “Company’s Debt Tranche”) or (2) any request to amend, modify or waive any material term of the Company’s Debt Tranche in order to avoid a pending material default, retain a reputable independent third party special servicer or adviser to advise the Board of Directors with respect to all material rights, remedies, enforcement actions, amendments and requests for waivers or consents in respect of the Company’s Debt Tranche, and the cost of such servicer or adviser shall be deducted from any Base Management Fee payable to the Manager in respect of the Company’s Debt Tranche, provided, however, that such costs shall not exceed the lesser of the special servicer fee and the Base Management Fee allocable to the Equity allocable to such loan.

5. The Manager shall not cause the Company to invest (i) in any loan secured (directly or indirectly) by a real estate asset in which the Manager has an equity interest (other than preferred equity) or (ii) in any equity interest (other than preferred equity) in any real estate asset which secures (directly or indirectly) any loan held by the Manager.

6. The legal department of the Manager shall provide legal services to the Company such as advice as to corporate governance matters, regulatory requirements, tax matters, litigation matters and such other matters as the Company or the Board of Directors may from time to time reasonably request, and in the provision of such legal services the Company, its officers and directors shall, to the extent permitted by applicable law, be entitled to all attorney-client privileges available under applicable law and all fiduciary obligations owed by attorneys to their clients under applicable law. Notwithstanding the foregoing, in order to mitigate possible conflicts of interest, the Company shall retain separate external counsel (i) with respect to (1) any disputes between the Manager and Company arising under this Agreement or any other agreement between the Manager and Company, (2) any transaction of the kind described in Section 3(a)(B) and (3) any investment for which the Investment Oversight Committee has retained a special servicer or adviser in accordance with Section 4; and (ii) at the option of the Manager, Company or any Independent Director, with respect to any other matter.

Exhibit B

Investment Guidelines

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Management Agreement, dated as of February [    ], 2007, as may be amended from time to time (the “Management Agreement”), by and between Quadra Realty Trust, Inc. (the “Company”) and Hypo Real Estate Capital Corporation (the “Manager”).

1. No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code;

2. No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act;

3. The Company shall not invest more than 10% of its Equity, determined as of the date of such investment, in any single project (except with respect to the initial assets contributed by the Manager to the Company in connection with the Initial Public Offering) and the Company shall not invest more than 20% of its Equity, determined as of the date of such investment, in projects controlled by a single borrower or group of affiliated borrowers that would form a consolidated group under GAAP;

4. The Company shall invest no more than 10% of its Equity, determined as of the date of such investment, in assets outside of the United States or in non-U.S. dollar denominated securities;

5. The Company shall invest no more than 10% of its Equity, determined as of the date of such investment, in equity positions (other than preferred equity) in commercial real estate;

6. The Company shall generally maintain leverage not exceeding 80% of the total value of its investments;

7. The Company shall maintain a portfolio of assets that are diverse in terms of geography and property-type assets; and

8. No investment shall be made in that falls outside of the Conflicts of Interest Policy.

9. The Manager must seek the approval of a majority of the Independent Directors on the Investment Oversight Committee before engaging in any transaction that is in contravention of these Investment Guidelines.

These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board of Directors (which must include a majority of the Independent Directors) without the approval of the Company’s stockholders.